UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Pistor, Jr., Charles H.
   4200 Belclaire


   Dallas, TX  75205
2. Issuer Name and Ticker or Trading Symbol
   Centex Corporation (CTX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     28,364         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $17.5625        12/29/99       J (1) V                    23,700                        04/01/07
(right to buy)
Non-Qualified Stock Option     $36.0600                                                                   04/01/99     04/01/09
(right to buy)
Non-Qualified Stock Option     $38.6875                                                                                04/01/08
(right to buy)
Non-Qualified Stock Option     $17.5625        12/29/99       J (1) V   23,700                            12/08/99     04/01/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     12/29/99  Common Stock                   23,700                    0             D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   24,000                    24,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   24,000                    24,000        D   Direct
(right to buy)
Non-Qualified Stock Option     12/29/99  Common Stock                   23,700                    23,700        I   by Family Ltd
(right to buy)                                                                                                      Ptrshp

Explanation of Responses:

(1)
The Reporting Person transferred his nonqualified stock option for consideration to his family limited partnership.  The Reporting
Person, who is a general partner of his family limited partnership, claims an exemption for this transaction under Rule 16a-13 because the transaction is merely a change in the form of beneficial ownership.

SIGNATURE OF REPORTING PERSON
/S/ Pistor, Jr., Charles H.
DATE